Exhibit 99.1

Clearwater Analytics Completes $8.4 Billion Take-Private Acquisition by Permira and Warburg Pincus

Acquisition supported by Francisco Partners, with participation from Temasek

Stockholders receive $24.55 per share

BOISE, Idaho, June 25, 2026 – Clearwater Analytics (“CWAN”, “Clearwater” or the “Company”), today announced the completion of its previously announced acquisition, a transaction valued at approximately $8.4 billion, by a Permira and Warburg Pincus-led Investor Group (the “Investor Group”). The transaction was supported by Francisco Partners, with participation from Temasek. With the completion of the acquisition, Clearwater’s Class A common stock no longer trades on the New York Stock Exchange.

Under the terms of the agreement, Clearwater stockholders received $24.55 per share in cash, representing an approximately 47% premium over the Company’s undisturbed share price on November 10, 2025, the last trading day prior to media reports regarding a potential transaction.

The transaction followed a thorough review process overseen by a Special Committee of independent and disinterested members of the Clearwater Board of Directors, which unanimously recommended approval of the transaction. The transaction was approved by the Board and Clearwater’s stockholders (including a majority of votes cast by disinterested stockholders).

The transaction positions Clearwater to accelerate investment in its AI roadmap and next-generation platform capabilities. Clearwater’s data foundation, a single, real-time view of every asset across public and private markets, is what makes that roadmap possible. As a private company, with the full backing of the Permira funds and Warburg Pincus, Clearwater gains the flexibility to build on that foundation faster and take its agentic capabilities further for the institutional investors who trust it with over $10 trillion in assets globally.

“We have built Clearwater on a conviction that most of the industry thought was too ambitious: that investment teams deserve a single, real-time view of everything they own, every asset, every day, across every market. Innovation and disruption have been the key drivers of growth for over a decade,” said Sandeep Sahai, CEO at Clearwater Analytics. “Our ability to focus on scaling our current platform while building a Gen AI agentic platform is meaningfully enhanced by going private. Our clients depend upon us to be stewards of the platform they use, and our investments will ensure that they remain at the forefront of technological innovation for running their business.”

Advisors

PJT Partners served as the exclusive financial advisor, and Cravath, Swaine & Moore LLP served as legal counsel, to the Special Committee of the CWAN Board of Directors. J.P. Morgan acted as financial advisor, and Kirkland & Ellis LLP served as legal counsel, to CWAN. Goldman Sachs & Co. LLC acted as financial advisor to the Investor Group. Private Credit at Goldman Sachs Alternatives provided 100% committed debt financing to the Investor Group. Latham and Watkins LLP served as M&A counsel to the Investor Group. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as finance counsel to the Investor Group.

About Clearwater Analytics

Clearwater Analytics is transforming investment management with the industry’s most comprehensive cloud-native platform for institutional investors across global public and private markets. While legacy systems create risk, inefficiency, and data fragmentation, Clearwater’s single-instance, multi-tenant architecture delivers real-time data and AI-driven insights throughout the investment lifecycle. The platform eliminates information silos by integrating portfolio management, trading, investment accounting, reconciliation, regulatory reporting, performance, compliance, and risk analytics in one unified system. Serving leading insurers, asset managers, hedge funds, banks, corporations, and governments, Clearwater supports over $10 trillion in assets globally. Learn more at www.cwan.com.

About Permira

Permira is a global investment firm that backs successful businesses with growth ambitions. Founded in 1985, the firm advises funds across two core asset classes, private equity and credit, with total committed capital of approximately €90bn.

The Permira private equity funds make both long-term Buyout and Growth Equity investments in four key sectors: Technology, Consumer, Healthcare and Services. The Permira funds have previously supported and helped scale some of the largest and fastest-growing technology businesses globally, including Genesys, TeamViewer, Zendesk, McAfee, Mimecast, Octus, Informatica, Klarna, Magento, Teraco, and others.

Permira employs over 500 people in 15 offices across Europe, the United States, the Middle East and Asia. For more information, visit www.permira.com.

About Warburg Pincus

Warburg Pincus LLC is the pioneer of global growth investing. A private partnership since 1966, the firm has the flexibility and experience to focus on helping investors and management teams achieve enduring success across market cycles. Today, the firm has more than $100 billion in assets under management, and more than 215 companies in its active portfolio, diversified across stages, sectors, and geographies. Warburg Pincus has invested in more than 1,100 companies across its private equity, real estate, and capital solutions strategies. The firm is an active investor in the SaaS, data, fintech and insurance sectors globally, with notable investments, including Arch Insurance, Avalara, Avaloq, Beacon, FIS, Interactive Data Corporation (IDC), IntraFi, Primerica, Reorg Research, Sagent, Varo Money, and Wall Street Systems, among others.

The firm is headquartered in New York with more than 15 offices globally. For more information, please visit www.warburgpincus.com or follow us on LinkedIn and YouTube.

About Francisco Partners

Francisco Partners is a leading global investment firm that specializes in partnering with technology and technology-enabled businesses. Since its launch over 25 years ago, Francisco Partners has invested in over 500 technology companies, making it one of the most active and longstanding investors in the technology industry. With over $50 billion in capital raised to date, the firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit www.franciscopartners.com.

About Temasek

Temasek is a global investment company headquartered in Singapore, with a net portfolio value of US$324 billion as of 31 March 2025. Temasek’s Purpose “So Every Generation Prospers” guides it to make a difference for today’s and future generations. Temasek seeks to build a resilient and forward-looking portfolio that will deliver sustainable returns over the long term. It has 13 offices in 9 countries around the world: Beijing, Hanoi, Mumbai, Shanghai, Shenzhen, and Singapore in Asia; and Brussels, London, Mexico City, New York, Paris, San Francisco, and Washington, D.C. outside Asia.

For more information on Temasek, please visit www.temasek.com.sg